UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2008
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

At the Annual Meeting of EMCORE Corporation (“EMCORE” or the “Company”) held on March 31, 2008 (the “Annual Meeting”), the stockholders of the Company approved an amendment to the Company’s 2000 Stock Option Plan (the “Plan”), increasing the number of shares available for issuance under the Plan from 6,850,000 shares to 9,350,000 shares. The Plan is attached as an Exhibit to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on March 4, 2008.

ITEM 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

In accordance with EMCORE’s previously announced succession plan, on March 31, 2008, the Board of Directors elected Reuben Richards, previously EMCORE’s Chief Executive Officer, to the newly-created position of Executive Chairman, and Hong Hou, who previously served as the President of EMCORE, was named President and Chief Executive Officer of the Company.  Dr. Thomas Russell resigned as Chairman of the Board of Directors and will remain on the Board as Chairman Emeritus.

On April 1, 2008, Thomas G. Werthan resigned his position as a member of the Board of Directors of EMCORE Corporation.

2008 Executive Bonus Plan

On March 31, 2008, the Compensation Committee of EMCORE’s Board of Directors approved EMCORE’s Fiscal 2008 Executive Bonus Plan (the “Executive Bonus Plan”).  The purpose of the Executive Bonus Plan is to establish and implement a consistent, market-driven, performance-based approach to compensation that is compatible with the Company’s compensation policy and supports the Company’s strategic business plan and goals.

Under the Executive Bonus Plan, a bonus target for each executive is created, representing a percentage of that executive’s base salary.  The following targets have been set based for the indicated officers:

Chief Executive Officer: 80% of base salary
Chief Financial Officer:  50% of base salary
General Counsel/Chief Legal Officer and Chief Technical Officer: 35% of base salary

The portion of the individual officers’ targets to be paid is based on both corporate and individual performance.  Corporate performance is evaluated based on the company’s attainment of revenue and EBITDA goals, as set forth in EMCORE’s Fiscal 2008 Budget, both of which goals are weighted equally.  A threshold level of 75% of revenue goals and 70% of EBITDA goals is set.  Achievement of 100% of revenue and EBITDA goals correlates to payment of 100% of the bonus targets, and attainment of lesser percentages of the revenue and EBITDA goals correlates to payment of lesser percentages of the bonus targets.  Attainment of 110% of the revenue and EBITDA goals will result in eligibility for 120% of the bonus targets.

The individual performance component acts as a multiplier and can accelerate or decelerate the target bonus percentage based upon individual performance as determined by the Chief Executive Officer and the Compensation Committee.  The multiplier ranges from 0% to 140% of the executive’s target bonus.  The Chief Executive’s individual performance is reviewed by the Compensation Committee.  The individual performance of other executive officers is reviewed by the Chief Executive Officer and approved by the Compensation Committee.

Payment of bonuses (if any) is normally made after the end of the performance period during which the bonuses were earned and it is anticipated that any bonus payable pursuant to the Executive Bonus Plan will be paid in January 2009. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The Compensation Committee and the Chief Executive Officer retain the ability to modify individual executive bonuses based upon individual performance and the successful completion of business projects and other management performance objectives.  In addition, the Compensation Committee makes long-term incentive grants to executive officers and employees which are not covered under the terms of the Executive Bonus Plan.

ITEM 5.03                      Amendments to Articles of Incorporation or Bylaws.

At the Company’s Annual Meeting held on March 31, 2008, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 105,882,352 to 205,882,352 and to increase the number of authorized shares of Common Stock from 100 million to 200 million.  A complete copy of the Restated Certificate of Incorporation, reflecting such amendments, is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On March 31, 2008, the Board of Director’s amended the Company’s By-Laws to provide for the position of Executive Chairman.  A complete copy of the Restated Bylaws, reflecting such amendments, is included as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 8.01                      Other Events.

On April 4, 20008, the Company issued a press release announcing that its Board of Directors authorized the management of the Company to prepare a comprehensive strategic and operational plan for the separation of the Company’s Fiber Optics and Photovoltaic businesses into separate corporations.  The press release further announced the personnel changes described under Item 5.02 above.  The press release is attached as Exhibit 99.1.

ITEM 9.01        Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of EMCORE Corporation.
3.2	Restated By-Laws of EMCORE Corporation.
99.1	Press Release, dated April 4, 2008 of EMCORE Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: April 4, 2008	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of EMCORE Corporation
3.2	Restated By-Laws of EMCORE Corporation.
99.1	Press Release, dated April 4, 2008 of EMCORE Corporation.